EXHIBIT (C)(2)
                                 --------------
                   WELSH, CARSON, ANDERSON & STOWE VIII, L.P.
                           320 PARK AVENUE, SUITE 2500
                            NEW YORK, NEW YORK 10022

                                 March 24, 1999

Yankee Acquisition Corp.
c/o Welsh, Carson, Anderson & Stowe VIII, L.P.
320 Park Avenue, Suite 2500
New York, New York 10022


Concentra Managed Care, Inc.
c/o BT Alex. Brown Incorporated
One South Street
Baltimore, Maryland 21202
Attention: Brent B. Milner


Ladies and Gentlemen:

          Reference is made to the Amended and Restated Agreement and Plan of Merger, dated as of the date hereof (the "Agreement"), between Yankee Acquisition Corp. ("Newco") and Concentra Managed Care, Inc. (the "Company"). Capitalized terms used herein and not otherwise defined herein have the meanings given to them in the Agreement.

          We hold the number of securities (collectively, the "Securities") of the Company reported in our Schedule 13D-1, as amended, filed with the Securities and Exchange Commission with respect to the Company. We agree with Newco and the Company that, if at any time between the date hereof and the Effective Time, Newco shall have any obligations or liabilities, whether under the Agreement or otherwise, that cannot be satisfied out of the assets of Newco, we shall promptly contribute to Newco the number of Securities necessary to satisfy such obligations or liabilities, up to the aggregate number of the Securities we hold (or, if we elect to sell any of the Securities, our obligation to contribute the Securities sold shall be converted into our obligation to contribute to Newco the proceeds from such sale). Any such investment shall reduce by an equal amount our aggregate commitment to invest in Newco. In furtherance of our obligations hereunder, we agree not to sell, transfer, pledge or otherwise dispose of the Securities, except for sales thereof for cash or a contribution of the Securities to Newco as contemplated by the Agreement.

          Notwithstanding anything that may be expressed or implied in the foregoing provisions of this letter agreement, Newco and the Company, by their acceptance of the benefits hereof, covenant, agree and acknowledge that no Person other than Welsh, Carson, Anderson & Stowe VIII, L.P. ("WCAS VIII"), shall have any obligation hereunder and that, notwithstanding that WCAS VIII is a partnership, no recourse hereunder shall be had against any current or future officer, director, agent or employee of WCAS VIII, against any current or future general or limited partner of WCAS VIII or against any current or future director, officer, employee, general or limited partner, member, affiliate or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law. Without limiting the generality of the foregoing, it is expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise incurred by any current or future officer, agent or employee of WCAS VIII, any current or future general or limited partner of WCAS VIII or any current or future director, officer, employee, general or limited partner, member, affiliate or assignee of any of the foregoing, as such for any obligations of WCAS VIII under this letter agreement or for any claim based on, in respect of or by reason of such obligations or their creation.

          WCAS VIII agrees that it shall, and shall cause its affiliates to, vote all shares of Company Common Stock owned by WCAS VIII or any of its affiliates in favor of the adoption of the Agreement.


                            Very truly yours,

                            WELSH, CARSON, ANDERSON & STOWE VIII, L.P.
                            By WCAS VIII Associates, L.L.C., its General Partner

                            By /s/ PAUL B. QUEALLY
                               -----------------------------
                                      Managing Member


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